Exhibit 99.1

News Release For more information, please contact:
MEDIA: Mike Cummins 312-549-5257
Michael.Cummins@conagra.com
INVESTORS: Brian Kearney 312-549-5002
IR@conagra.com
FOR IMMEDIATE RELEASE

CONAGRA BRANDS CONTINUES DELEVERAGING PROCESS

Announces Debt Pre-Payment and Secures Additional Liquidity

CHICAGO, May 21, 2020 — Conagra Brands, Inc. (NYSE: CAG) today announced continued progress against its deleveraging efforts and steps to further enhance its balance sheet strength and financial flexibility. Conagra will pre-pay, effective May 29, 2020, the remaining $275 million outstanding under its senior floating rate notes due October 22, 2020. Conagra has also obtained a $600 million senior three-year unsecured term loan which can be drawn, in full or in part, through October 2020 with opening pricing of LIBOR plus 150 basis points. While Conagra has not yet drawn on the facility, this facility provides Conagra with the liquidity to repay, along with cash on hand, the Company’s debt maturities in fiscal 2021. Farm Credit Services of America and Farm Credit Bank of Texas served as Co-Lead Arrangers for the financing with Farm Credit Services of America serving as the Administrative Agent.

Dave Marberger, executive vice president and chief financial officer of Conagra Brands, commented, “Conagra continues to deliver strong financial performance and cash flow as we support our employees, retail partners and consumers in the current environment. These strategic steps will enable us to further strengthen our balance sheet, maintain liquidity and enhance our financial flexibility. These actions build upon the significant progress we have made towards our deleveraging targets in recent quarters and position us to refinance our fiscal 2021 debt maturities at attractive rates with pre-payable debt.”

In connection with its capital allocation priorities, Conagra is committed to deleveraging and maintaining its dividend and solid investment-grade credit rating. Pro forma for the repayment of the $275 million in senior floating rate notes, Conagra will have reduced total gross debt by over $1.8 billion since the closing of the Pinnacle acquisition in October 2018. The Company remains confident it will achieve its fiscal year 2021 net debt to trailing 12 months adjusted EBITDA leverage ratio target of 3.6 to 3.5.

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), headquartered in Chicago, is one of North America’s leading branded food companies. Guided by an entrepreneurial spirit, Conagra Brands combines a rich heritage of making great food with a sharpened focus on innovation. The company’s portfolio is evolving to satisfy people’s changing food preferences. Conagra’s iconic brands, such as Birds Eye®, Marie Callender’s®, Banquet®, Healthy Choice®, Slim Jim®, Reddi-wip®, and Vlasic®, as well as emerging brands, including Angie’s® BOOMCHICKAPOP®, Duke’s®, Earth Balance®, Gardein®, and Frontera®, offer choices for every occasion. For more information, visit www.conagrabrands.com.

Note on Forward-looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Readers of this document should understand that these statements are not guarantees of performance or results. Many factors could affect our actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this document. These risks, uncertainties, and factors include, among other things: the risk that the cost savings and any other synergies from the acquisition of Pinnacle Foods Inc. (the “Pinnacle acquisition”) may not be fully realized or may take longer to realize than expected; the risk that the Pinnacle acquisition may not be accretive within the expected timeframe or to the extent anticipated; the risks that the Pinnacle acquisition and related integration will create disruption to the Company and its management and impede the achievement of business plans; the risk that the Pinnacle acquisition will negatively impact the ability to retain and hire key personnel and maintain relationships with customers, suppliers, and other third parties; risks related to our ability to successfully address Pinnacle’s business challenges; risks related to our ability to achieve the intended benefits of other recent acquisitions and divestitures; risks associated with general economic and industry conditions; risks associated with our ability to successfully execute our long-term value creation strategies, including those in place for specific brands at Pinnacle before the Pinnacle acquisition; risks related to our ability to deleverage on currently anticipated timelines, and to continue to access capital on acceptable terms or at all; risks related to our ability to execute operating and restructuring plans and achieve targeted operating efficiencies from cost-saving initiatives, related to the Pinnacle acquisition and otherwise, and to benefit from trade optimization programs, related to the Pinnacle acquisition and otherwise; risks related to the effectiveness of our hedging activities and ability to respond to volatility in commodities; risks related to the Company’s competitive environment and related market conditions; risks related to our ability to respond to changing consumer preferences and the success of its innovation and marketing investments; risks related to the ultimate impact of any product recalls and litigation, including litigation related to the lead paint and pigment matters, as well as any securities litigation, including securities class action lawsuits; risk associated with actions of governments and regulatory bodies that affect our businesses, including the ultimate impact of new or revised regulations or interpretations; risks related to the impact of the recent coronavirus (COVID-19) outbreak on our business, suppliers, consumers, customers and employees; risks related to the availability and prices of raw materials, including any negative effects caused by inflation, weather conditions or health pandemics; disruptions or inefficiencies in our supply chain and/or operations, including from the recent COVID-19 outbreak; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges, related to the Pinnacle acquisition or otherwise; the costs, disruption, and diversion of management’s attention due to the integration of the Pinnacle acquisition; and other risks described in our reports filed from time to time with the Securities and Exchange Commission (the “SEC”). We caution readers not to place undue reliance on any forward-looking statements included in this report, which speak only as of the date of this report. We undertake no responsibility to update these statements, except as required by law.